Exhibit 99.1

Corautus Genetics Reports Second Quarter Financial Results

Conference call to begin at 11:00 a.m. Eastern Time today

          ATLANTA, Aug. 10 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF), a clinical stage biopharmaceutical company, today reported financial results for the three and six months ended June 30, 2006.

          Financial Highlights
          Corautus had cash, cash equivalents and short-term investments of $22,813,000 as of June 30, 2006. Corautus expects that its existing capital resources will be sufficient to fund its current and planned operations through the end of the third quarter of 2007.

          Revenues were $21,000 for the three months ended June 30, 2006 and 2005 and $42,000 for the six months ended June 30, 2006 and 2005, reflecting the amortization of a payment received from the sublicense of certain patents to Boston Scientific Corporation (NYSE: BSX) concurrent with their July 2003 investment in Corautus.

          Research and development expenses for the three months ended June 30, 2006 and 2005 were $2,423,000 and $4,462,000, respectively, and for the six months ended June 30, 2006 and 2005 were $6,133,000 and $7,801,000, respectively. The second quarter decrease was primarily related to decreases in costs incurred under the manufacturing agreement for VEGF-2 material partially offset by non-cash stock-based compensation costs due to the implementation of SFAS 123R.  Manufacturing costs decreased due to the completion of scheduled production activities. The VEGF-2 material for possible future clinical trials and other uses was completed in July 2006.  The six month decrease was primarily related to decreases in costs incurred under the manufacturing agreement partially offset by increases in clinical trial costs and non-cash stock-based compensation costs.

          General and administrative expenses for the three months ended June 30, 2006 and 2005 were $1,214,000 and $1,013,000, respectively, and for the six months ended June 30, 2006 and 2005 were $3,026,000 and $1,947,000, respectively.  The second quarter increase was primarily due to non-cash stock-based compensation costs due to the implementation of SFAS 123R. The six month increase was primarily due to costs associated with our planned common stock offering in March 2006 which was terminated due to the suspension of enrollment in our GENASIS clinical trial, in addition to non-cash stock-based compensation.

          Interest income for the three months ended June 30, 2006 and 2005 was $272,000 and $134,000, respectively, and for the six months ended June 30, 2006 and 2005 was $530,000 and $275,000, respectively.  The increase in interest income was due to higher average balances and higher yields on cash equivalents and short-term investments in 2006 over 2005.

          Interest expense for the three months ended June 30, 2006 and 2005 was $249,000 and $167,000, respectively, and for the six months ended June 30, 2006 and 2005 was $492,000 and $340,000, respectively.  The increase in interest expense was due primarily to the timing of issuance of convertible notes payable to Boston Scientific Corporation.  On June 30, 2005, Corautus executed a note payable for the final $5,000,000 under the loan agreement with Boston Scientific.  On June 30, 2006, Boston Scientific exchanged the notes payable with an aggregate principal amount of $15,000,000, together with accrued interest of approximately $1,600,000, for 2,475,659 shares of Corautus’ Series E preferred stock with a liquidation preference of $6.71 per share. The Series E preferred stock is convertible into 2,475,659 shares of Corautus’ common stock.

          The Company reported a net loss for the second quarter of 2006 of $3,594,000, or $0.18 per share, compared with a net loss of $5,476,000, or $0.37 per share, for the second quarter of 2005.  The net loss for the six months ended June 30, 2006 was $9,079,000, or $0.46 per share, compared with a net loss of $9,756,000, or $0.66 per share, for the comparable period of 2005.

          Management Discussion
          Richard E. Otto, President and Chief Executive Officer of Corautus, said, “We continued to make progress in the second quarter of 2006, especially in our clinical development program and in strengthening our financial position.”

          ”Although we announced termination of enrollment in the GENASIS trial on March 14, 2006, we have continued to gather follow-up data on treated patients. We will not enroll any additional patients in the GENASIS trial and will lock the database on August 14, 2006 for the 295 patients treated. Then, efficacy and safety analyses will be performed on the database and will include 295 patients at 3 months, 241 patients at 6 months and 103 patients at 12 months. We expect to present the results from this trial in the fall of 2006.”

          Corautus received notification in late June from the United States Food and Drug Administration (“FDA”) that the company has satisfactorily addressed the majority of the issues raised in the March 29, 2006 clinical hold letter and that the clinical hold on the GENASIS trial has been lifted. However, the Investigational New Drug Application (“IND”) will remain on a “partial hold,” as Corautus expected, until the remaining issues in the letter, primarily associated with results of certain tests related to the delivery catheter system and injection procedure, are completed. The results of those tests and the efficacy and safety analyses from the GENASIS clinical trial will be submitted to FDA for review around the end of this year.

          Mr. Otto continued, “A major clinical and regulatory focus for the second quarter of 2006 was to successfully respond to the issues raised by FDA in the clinical hold letter of March 29, 2006. We are pleased with FDA’s decision to lift the clinical hold on the GENASIS trial, and we are working with Boston Scientific to complete the additional testing.  We continue to have active dialogue with FDA, and have a Type A meeting with FDA scheduled for later this month to discuss the future development plans for VEGF-2.”

          ”From a financial standpoint, the Boston Scientific conversion of $16.6 million of notes and interest payable into Corautus equity significantly strengthened our equity position and we believe, demonstrates continued confidence in Corautus by Boston Scientific.  Boston Scientific now owns 25% of the voting equity of Corautus, and has directly invested $33 million in Corautus over the past three years. We have enjoyed and continue to experience an outstanding working relationship with Boston Scientific.”

          ”During the quarter, we also began devoting increased time and resources to identifying, evaluating and negotiating potential strategic alternatives. These efforts are aimed at broadening our development pipeline and delivering value for our shareholders,” concluded Mr. Otto.

          Conference Call
          Corautus will hold a conference call to discuss second quarter results and the progress of its therapeutic development program today beginning at 11:00 a.m. Eastern Time. Domestic callers may participate in the live conference call by dialing (866) 383-8119, and international callers may participate by dialing (617) 597-5344. The participant passcode for access to the conference is “Corautus”. To access the live webcast, please log onto the company’s website at www.corautus.com and go to the Investor Relations section.

          Telephone and webcast replays of the call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (888) 286-8010, and international callers should dial (617) 801-6888; the PIN access number is 99155992.

          About Corautus Genetics
          Corautus Genetics is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is developing a gene therapy product candidate using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle. Corautus has a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit www.corautus.com.

          About GENASIS
          GENASIS is a randomized, double-blind, dose-ranging and placebo controlled Phase IIb clinical trial, which treated 295 patients with Class III or IV angina that were not suitable candidates for traditional revascularization procedures. The GENASIS trial was conducted in approximately 30 leading cardiac medical centers throughout the United States.

          In the GENASIS trial, defined doses of VEGF-2 in the form of “naked” plasmid DNA, a non-viral delivery vector, were delivered to diseased heart muscle tissue via the Boston Scientific Corporation Stiletto(TM) endocardial direct injection catheter system. The injection procedure was performed by a cardiologist in a standard cardiac catheterization laboratory.

          VEGF-2 is a naturally occurring growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. Once administered, the DNA plasmid appears to be taken up and expressed by myocardium near the injection site. Inside the cell, the DNA plasmid then enters the nucleus of the cell without a requirement of incorporation into the genomic DNA. The Phase IIb clinical trial was designed to determine the effect of the expression of DNA-encoded VEGF-2, which in turn is believed to stimulate the growth of new blood vessels by promoting the migration and proliferation of endothelial cells in the heart.

          Forward-Looking Statements
          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our GENASIS clinical trial or any future trials, including the likelihood of obtaining positive data from such trials, the impact of the lifting of the FDA clinical hold on the GENASIS trial, the potential benefits from previous clinical trials, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, including any benefits to be derived from converting debt into equity, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2005 Annual Report on Form 10-K which was filed on March 20, 2006 amended by Corautus’ Form 10-Q for the period ended March 31, 2006 which was filed on May 15, 2006. All forward-looking statements included in this document are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

          CONTACTS:
          Corautus Genetics Inc.
          Michael K. Steele
          (404) 526-6212
          msteele@corautus.com

Corautus Genetics Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$1,137,549	$1,636,601
Short-term investments	21,675,000	29,325,275
Prepaid and other current assets	182,350	443,234
Total current assets	22,994,899	31,405,110
Property and equipment, net	170,393	83,915
Other assets	—	22,388
Total Assets	$23,165,292	$31,511,413
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	548,349	538,193
Accrued employees benefits	293,000	410,842
Accrued clinical liabilities	2,621,678	3,003,666
Other accrued liabilities	167,628	77,809
Deferred revenue, current portion	83,333	83,333
Total current liabilities	3,713,988	4,113,843
Notes and interest payable	—	16,118,464
Deferred revenue, net of current portion	673,611	715,278
Other	86,327	1,596
Total liabilities	4,473,926	20,949,181
Total stockholders’ equity	18,691,366	10,562,232
Total Liabilities and Stockholders’ Equity	$23,165,292	$31,511,413

Corautus Genetics Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Revenues	$20,833	$20,833	$41,667	$41,667
Operating Expenses:
Research and development	2,423,413	4,461,611	6,132,524	7,801,129
General and administrative	1,214,003	1,013,339	3,026,073	1,947,148
Total costs and expenses	3,637,416	5,474,950	9,158,597	9,748,277
Loss from operations	(3,616,583)	(5,454,117)	(9,116,930)	(9,706,610)
Other income, net	—	10,885	—	15,693
Interest income	271,919	133,543	530,147	274,732
Interest expense	(249,180)	(166,662)	(492,304)	(340,031)
Net Loss	$(3,593,844)	$(5,476,351)	$(9,079,087)	$(9,756,216)
Basic and diluted loss per share	$(0.18)	$(0.37)	$(0.46)	$(0.66)
Number of weighted-average shares used in the computation of basic and diluted loss per share	19,725,935	14,969,167	19,715,089	14,822,575

  SOURCE  Corautus Genetics Inc.
          -0-                                                             08/10/2006
          /CONTACT:  Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, or msteele@corautus.com /
          /Web site:  http://www.corautus.com /